Exhibit 3.2
AMERICAN NATIONAL INSURANCE COMPANY
GALVESTON, TEXAS
BYLAWS
ARTICLE I
Name and Object
Section 1. The name of this corporation shall be American National Insurance Company (the “Company”), and its object shall be to transact a life insurance business, making contracts upon any and all conditions appertaining to or connected with life risks. The Company shall also transact the business of issuing accident and health insurance and credit insurance, conditioned upon the injury, disablement, or death of the insured resulting from accident or illness, and the business of issuing legal services contracts on an individual, group, or franchise basis. The Company may also reinsure any risk insured by the Company with any other solvent life, accident and health company, and it may also reinsure the risks insured of other life, health and accident companies or purchase and take over all or part of the risks of such companies. The Company may also transact any other business permitted by applicable law.
ARTICLE II
Home Office
Section 1. The general Home Office of the Company shall be in the City of Galveston, Galveston County, Texas.
ARTICLE III
Stockholders
Section 1. The Annual Meeting of the Stockholders shall be held in the City of Galveston, Texas, or at such other place within or without the State of Texas as may be, from time to time determined by the Board of Directors, on April 30 of each year (provided that if April 30 is a legal holiday, then such meeting shall be held on Friday immediately preceding such legal holiday) or on such other day prior to April 30 as shall be determined from time to time by the Board of Directors.

Each Stockholder shall be entitled to one vote for each share of the subscribed Capital Stock standing in his name on the books of the Company, which vote may be cast in person or by proxy.
A majority of the subscribed Capital Stock represented at any meeting of the Stockholders shall constitute a quorum.
At said Annual Meeting the Stockholders shall elect fourteen (14) Directors, or such other number of Directors not less than seven (7), nor more than fifteen (15), as the Board of Directors shall, from time to time, determine, who shall hold their office for one year, and until their successors are elected. It shall require a majority vote of the Capital Stock represented at such meeting to elect a Director, and such Director needs not be a citizen of Texas or a Stockholder of the Company.
The Chairman of the Board or President shall call special meetings of the Stockholders whenever, in his judgment, it is necessary and shall call a special meeting when requested to do so by a majority of the Directors, or by Stockholders holding or representing not less than thirty-five percent (35%) of the outstanding stock.
Notice of special meetings shall be given by the Secretary to all Stockholders, in person, or by mailing such notice to the last known address of the Stockholders, at least ten (10) days in advance of the date for such meeting.
ARTICLE IV
Officers
Section 1. The officers of this corporation shall consist of a Chairman of the Board, a President, one or more Senior Executive Vice Presidents, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, one or more Actuaries, one or more Assistant Actuaries, a Medical Director, and General Counsel, all of whom shall be elected by the Board of Directors. One person may hold more than one office, except that the offices of President and Secretary may not be held by the same person.

Section 2. The Board of Directors may from time to time create additional offices and elect persons to fill such posts, and the Board may appoint such committees as it may deem appropriate or necessary. The Board may delegate to any officer or committee such duties as it may deem appropriate.
Section 3. The employment and salary of all officers shall be from month to month.
ARTICLE V
Directors
Section 1. The Directors shall hold an Annual Meeting for the election of officers and such other business that may come before them immediately upon the adjournment of the Annual Stockholders’ Meeting, and they shall also have four (4) regular meetings, and the first three (3) of which shall be held on the last Thursday of the months of February, July and October and the fourth of which shall be held on the second or third Friday of December as the Directors shall determine; provided that if any of such last Thursdays shall fall on a holiday observed by the Company, then such meeting shall be held on the weekday immediately preceding such holiday; and provided further that the Board may, at any special or regular meeting, cancel one or more subsequent regular meetings or it may reschedule the date of one or more subsequent regular meetings, and the Chairman of the Board and the President, acting jointly between meetings, may cancel or reschedule not more than two (2) successive regular meetings; but in any event, the Secretary shall give notice to all Directors that one or more specified regular meetings have been canceled or rescheduled for stated dates; and such notice shall be given by the Secretary to each Director, in person, by telephone or by mailing such notice to the last address of the Director, such notice to be given as soon as practicable after cancellation or rescheduling of one or more such regular meetings.
A special meeting of the Directors may be held at any time, upon call of the Chairman of the Board, the President, or upon call of a majority of the members of the Board of Directors. Notice of such special meeting shall be given by the Secretary to each Director, in person, by telephone, or by mailing such notice to the last address of the Director at least four (4) days in advance of the date of such meeting.

Quorum
Section 2. A majority of the duly elected Directors shall constitute a quorum for the transaction of business.
Place of Meeting
Section 3. All meetings of the Directors shall be held at the office of the Company in the City of Galveston, or at such other place designated by the Board of Directors.
Filling of Vacancies
Section 4. Should any vacancy occur in the Directorship, the same may be filled for the unexpired term by a majority of the remaining Directors.
Finance Committee
Section 5. The Board of Directors may appoint a Finance Committee consisting of not less than five (5) officers or directors of the Company. The members of such Finance Committee shall serve at the pleasure of the Board of Directors. Such Finance Committee shall have the authority to approve and authorize for and on the Company’s behalf (1) investments and loans permitted by the Texas Insurance Code and regulations thereunder, and (2) all purchases, sales and other transactions of any kind including or relating to real estate or interest in real estate. Such Finance Committee shall also be charged with the duty of supervising all of the Company’s investments and loans.
It shall require five (5) or more members of the Finance Committee to constitute a quorum at any meeting of the Finance Committee, and its every decision must receive a majority vote of those present. Such Finance Committee shall keep minutes of all of its meetings, fully reflecting all such actions taken by it, which shall be recorded in a permanent minute book.
In the exercise of its authority and the discharge of its duty, such Finance Committee shall have the right to appoint one or more subcommittees and to delegate to such subcommittees authority to make minor investments and small loans, not to exceed a predetermined dollar amount, and to act on matters not involving material investment decisions without prior approval of the Finance Committee.

The Finance Committee shall determine the number and appoint the membership of each such subcommittee, and the detailed authority of each shall be fully set forth in the resolutions creating each and amendments thereto. There shall be included in such resolutions requirements that:
(a)	at least one member of each subcommittee shall also be a member of the Finance Committee;

(b)	that the presence of at last four (4) members of each subcommittee shall be necessary to constitute a quorum at any meeting thereof; and

(c)	that no affirmative action shall be authorized without at least three (3) affirmative votes.
The Finance Committee shall carefully supervise all operations of its subcommittees and shall periodically review all actions taken by them.
Executive Committee
Section 6. The Board of Directors may, by resolution adopted by a majority of the whole Board, create an Executive Committee and designate the members thereof. All members of such Committee shall serve at the pleasure of the Board.
The Executive Committee shall have full powers and authority on behalf of the Board of Directors to consider and make decisions on matters and issues that require Board of Director approval, or for which Board of Director approval is appropriate, which arise between meetings of the Board of Directors. In addition, without limiting such power and authority, the Executive Committee shall also have such other specific powers and shall perform such other specific duties as the Board of Directors may, from time to time, delegate to the Executive Committee by resolution. Provided, however, the Executive Committee shall have no authority with respect to matters where action of the Board of Directors is required to be taken by Texas Business Corporation Act Article 2.36 B. or other applicable law. The grant of power and authority to the Executive Committee shall include the authority to authorize a distribution or to authorize the issuance of shares of the Company.
The Executive Committee shall be organized and shall perform its functions as directed by the Board of Directors, and minutes of all meetings of the Executive Committee shall be kept in a book provided for such purpose. Any action taken by the Executive Committee within the course and scope of its authority shall be binding on the Company.
The membership of the Executive Committee may, from time to time, be increased or decreased and the powers and duties of the Committee may, from time to time, be changed by the Board of Directors as it may deem appropriate. The Executive Committee may be abolished at any time by the vote of a majority of the whole Board of Directors.
Dividends
Section 7. The Board of Directors may, from time to time, declare and order paid out of the Company’s current earnings or surplus or both, dividends, either in cash or stock, as it may determine to be in the best interest of the Company.
Advisory Directors
Section 8. The Board of Directors may appoint one or more Advisory Directors who shall serve at the pleasure of the Board. Advisory Directors may attend all meetings of the Board of Directors and shall be entitled to the same compensation and benefits as members of the Board of Directors. Advisory Directors shall have an advisory role only, and shall not be entitled to set policies for the Company or to vote at meetings of the Board of Directors; nor shall an Advisory Director be counted as or considered a Director for purposes of determining a quorum or for any other purpose. Service as an Advisory Director shall be counted together with service as a Director for purposes of determining eligibility for any benefits based upon years of service. An Advisory Director of the Company shall be entitled to indemnification by the Company as provided in the Articles of Incorporation and Article XIII herein.
ARTICLE VI
Duties of Officers
Chairman of the Board
Section 1. The Chairman of the Board shall be the Chief Executive Officer of the Company and shall preside at all meetings of the Stockholders and Board of Directors. He shall have general and active management responsibilities for the business and affairs of the Company, and shall see that all orders and resolutions of the Board are carried into effect. He shall also do such other things, perform such other duties and have such other powers as the bylaws, the Board of Directors or Executive Committee may from time to time prescribe.
President
Section 2. The President shall be the Chief Administrative Officer of the Company, his activities as such subject to the direction and approval of the Chief Executive Officer, and shall be responsible for the implementation of the details of managing the administrative affairs of the Company. He shall also do such other things, perform such other duties and have such other powers as the bylaws, the Board of Directors or Executive Committee may from time to time prescribe. The President, in the absence and/or disability of the Chairman of the Board, shall perform the duties and exercise the powers of the Chairman of the Board.
Senior Executive Vice Presidents
Section 3. The Senior Executive Vice Presidents shall perform such duties and have such powers as the Board of Directors may prescribe. One of such Senior Executive Vice Presidents shall be the Chief Marketing Officer.
Executive Vice Presidents
Section 4. The Executive Vice President shall perform such duties and have such powers as the Board of Directors may prescribe.
Senior Vice Presidents
Section 5. Senior Vice Presidents shall perform such duties and have such powers as the Board of Directors may prescribe.
Vice Presidents
Section 6. Vice Presidents shall perform such duties and have such powers as the Board of Directors may prescribe.
Assistant Vice Presidents
Section 7. Assistant Vice Presidents shall perform such duties and have such powers as the Board of Directors may prescribe.

Secretary
Section 8. The Secretary shall be custodian of all the Company’s records, books and papers and shall see that the books, reports, statements, certificates and all other documents and reports required by law are properly executed and filed. He shall keep such other records and reports as the Board of Directors may prescribe, and render reports as may be called for by the Chairman of the Board or the President. He shall have custody of the corporate seal with authority to affix the same, attested by his signature, to all instruments requiring execution under seal, and shall act with the Chairman of the Board and the President in the general care and supervision of the Company’s business. He shall attend the meetings of the Stockholders, Board of Directors, and Finance Committee, keeping a full account of their proceedings, and furnishing such information, accounts, and papers as may be required and calling to their attention any matter coming under his province on which their action is needed. He shall perform such other duties and have such other powers as the Board of Directors may prescribe.
Assistant Secretaries
Section 9. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary. He, or they, as the case may be, shall perform such other duties and have such other powers as the Board of Directors may prescribe.
Treasurer
Section 10. The Treasurer shall receive, in the name of the Company, all monies due or owing to it from any source whatever, and deposit same in the name and to the account of the Company in authorized depositories, and he shall keep an accurate account of all cash transactions of the Company. He shall perform such duties and have such powers as the Board of Directors may prescribe.
Assistant Treasurer
Section 11. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. He, or they, as the case may be, shall perform such other duties and have such other powers as the Board of Directors may prescribe.

Controller
Section 12. The Controller shall act as the principal accounting officer in charge of the general accounting books, accounting records and forms of the Company; have general supervision of the accounting records and forms of the Company; have general supervision of the accounting practices of all subsidiary corporations; obtain from agents and from departments of the Company all reports needed for recording the general operations of the Company or for supervising or directing its accounts. He shall cause to be enforced and maintained the classification and other accounting rules and regulations prescribed by any regulatory body; cause to be prepared, compiled and filed such statutory accounting reports, statements, statistics, returns, and other data as may be required by law, prepare the Company’s financial reports, and such reports as required and submit same to the President.
He shall approve for payment all vouchers, drafts, and other accounts payable where authorized or approved by the President or persons authorized to do so by the President; and countersign warrants with the Treasurer or Secretary for deposit or withdrawal of securities from custodian banks; have charge over preparation and supervision of budgets; and supervision over the purchasing functions of the Company, and shall perform such other duties and have such other powers as the Board of Directors may prescribe.
Assistant Controllers
Section 13. The Assistant Controller, or if there shall be more than one, the Assistant Controllers, in the order determined by the Board of Directors, shall, in the absence of disability of the Controller, perform the duties and exercise the powers of the Controller. He, of they, as the case may be, shall perform such other duties and have such other powers as the Board of Directors may prescribe.
Actuary
Section 14. The Actuary, or if there shall be more than one, the Actuaries in the order determined by the Board of Directors, shall have charge of the Actuarial Department of the Company, and all special work connected therewith. He shall make all calculations required in transacting the insurance operations of the Company, and perform such other duties as shall be assigned him by the Chairman of the Board, President, or Board of Directors.

Assistant Actuaries
Section 15. The Assistant Actuary, or if there be more than one, the Assistant Actuaries in the order determined by the Board of Directors shall, in the absence or disability of the Actuary, perform the duties and exercise the powers of the Actuary. He, or they, as the case may be, shall perform such other duties and have such other powers as the Board of Directors may prescribe.
Medical Directors
Section 16. The Medical Director shall have general supervision of the Medical Department of the Company. He shall make recommendations of medical standards to be adopted by the Company in the selection of risks. He shall examine, or cause to be examined, every application for insurance and approve or reject same; shall examine all proofs of death submitted for his opinion, and shall perform such other duties as the President or Board of Directors may require.
General Counsel
Section 17. General Counsel, which may be a firm of attorneys, shall, subject to the instructions of the Board of Directors, have charge and control of the legal business and affairs of the Company; shall give legal advice pertaining to the Company’s business submitted to Counsel by any officer of the Company, by the Chairman of the Board of Directors, or by the Chairman of the Finance Committee; shall prepare or cause to be prepared legal documents and papers for the Company; shall, at the request of the Chairman of the Board or the President, attend any meeting of the Board of Directors or the Finance Committee; and shall perform such other services as are necessary or appropriate in the discharge of the Counsel’s responsibilities with respect to the business and affairs of the Company.
ARTICLE VII
Designation of Banks and Withdrawal of Funds
Section 1. Jointly, any two (2) of the following officers: The Chairman of the Board, the President, the Treasurer, or the Controller are authorized and directed to designate the banks in which funds of this corporation shall be deposited.
Section 2. The Treasurer, or Assistant Treasurer, or Controller, or Assistant Controller shall deposit or cause to be deposited all of its funds in the banks so selected. Said banks shall pay out such funds on deposit only upon drafts, checks or wire transfer instructions signed and countersigned by the persons designated for such purposes.
Section 3. Jointly, any two (2) of the following officers: the Chairman of the Board, the President, the Treasurer or the Controller are authorized and directed to designate in writing the persons who are authorized to sign and countersign the drafts or checks for withdrawal of the funds on deposit.
ARTICLE VIII
Fidelity Bond
Section 1. The Board of Directors shall require a Fidelity Bond, in an amount fixed by such Board of Directors and payable to the Company, on all officers and employees, conditioned that each will well and faithfully discharge the duties of his office and account for all the Company’s monies coming into his hands.
ARTICLE IX
Directors’ Fees
Section 1. All Directors who are not full-time salaried officers shall be paid a basic fee for each year or part of a year they serve as Directors of the Company. Such basic fee will be set from time to time by the Board, shall be payable in a lump sum immediately after the election of a Director. In addition, all Directors who are not full-time salaried officers shall be paid an amount set by the Board from time to time for each Board meeting, Executive Committee meeting, Audit Committee meeting, Compensation Committee meeting or Nominating Committee attended, payable after each meeting.
Section 2. All Directors who are full-time salaried officers shall be paid no fee for attendance at any regular or special meeting of the Board of Directors.
Section 3. The necessary expenses incurred by the Directors in attending the meetings of the Board of Directors, and also their necessary expenses when absent from the place of their residence in the discharge of the official duty of the Company’s business shall be paid by the Company.

ARTICLE X
Capital Stock
Section 1. The amount, classes and par value of the stock of this Company shall be as stated in the Company’s Restated Articles of Incorporation, as such articles may be amended and restated from time to time.
Shares
Section 2. Each Stockholder shall be entitled to a certificate or certificates for the number of shares of Capital Stock held by him and fully paid for, signed with the facsimile signature of the Chairman of the Board or the President and the Secretary, attested with the facsimile seal of the Company.
Section 3. Each Stockholder shall also be entitled to have all or a portion of the shares of capital stock held by him and fully paid for held in book entry or uncertificated form.
Section 4. The Company will not issue fractions of a share either originally or on transfer.
Section 5. All transfer of stock, before effective, shall be made upon the proper books of the Company, by the written order or request of the Stockholders. The Board of Directors may require that any certificate of stock be returned and canceled before a new certificate is issued in name of the person to whom the transfer is to be made.
ARTICLE XI
Corporate Seal
Section 1. The seal of the Company shall be as follows:
ARTICLE XII
Amendments
Section 1. The Bylaws may be amended, altered or repealed and additional Bylaws enacted at any Annual Meeting of the Stockholders or any regular meeting of the Board of Directors, or at any special or rescheduled meeting of either, if in the notice for such special or rescheduled meeting there is incorporated notice of the proposed action.

ARTICLE XIII
Indemnification
Section 1. This Article XIII is intended to provide, to the fullest extent permitted by law, indemnification and advancement of expenses to each “Indemnified Person” as defined below. If any provision of this Article or the application of this Article to any person or circumstance shall be found to be invalid or unenforceable, the remainder of this Article or the application of this Article to any person or circumstance which is not invalid or unenforceable shall not be affected, and each provision of this Article shall be valid and enforced to the fullest extent permitted by law.
Section 2. Throughout this Article XIII, “Indemnified Person” shall mean any person who is or was a director, advisory director, officer, employee or agent of the Company, including, but not limited to, any person who, while a director, advisory director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, advisory director, officer, partner, trustee, or employee of another corporation, an employee benefit plan, an enterprise, or other entity.
Section 3. Without limiting the generality of Section 1 of this Article XIII, to the fullest extent permitted by, and in accordance with the procedures established in, the Texas Business Corporation Act, the Company shall indemnify any Indemnified Person against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the Indemnified Person in connection with any proceeding in which the Indemnified Person was, is, or is threatened to be made a named defendant or respondent because of the Indemnified Person’s service to the Company or at the Company’s request.
Section 4. Without limiting the generality of Section 1 of this Article XIII, to the fullest extent permitted by, and in accordance with the procedures established in, the Texas Business Corporation Act, the reasonable expenses of an Indemnified Person who was, is, or is threatened to be made a named defendant or respondent in a proceeding for which indemnification shall be provided pursuant to this Article XIII shall be paid or reimbursed by the Company in advance of the final disposition of the proceeding. Further, the Company shall pay or reimburse expenses actually incurred by an Indemnified Person in connection with his or her appearance as a witness or other participation in a proceeding arising out of the Indemnified Person’s service to the Company or at the Company’s request, whether or not the Indemnified Person is a named defendant or respondent in the proceeding.
Section 5. (a) This Article shall be deemed to incorporate by reference any future amendments, additions to, or judicial or administrative interpretations of applicable law that provide a fuller extent of indemnification or advancement of expenses to Indemnified Persons.
(b) The indemnification and advancement of expenses provided for in this Article are not exclusive of any other rights to which Indemnified Persons may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of all or part of this Article by the shareholders of the Company shall not adversely affect any right or protection of an Indemnified Person existing at the time of such repeal or modification.
(c) The right to indemnification provided under this Article shall inure to the benefit of the heirs, administrators, executors, and assigns of any Indemnified Person.
ARTICLE XIV
General Auditor
Section 1. The General Auditor shall assist members of Management in achieving the most efficient and effective discharge of their responsibilities by furnishing them with independent and objective analyses, appraisals, and pertinent comments in order to provide a basis for appropriate corrective action for the Company and its affiliates, including the recommendation of changes for the improvement of various phases of their operations. He shall be responsible for reviewing and appraising the soundness, adequacy, and application of accounting, financial and operating controls; ascertaining the extent of compliance with established policies, plans, and procedures; the extent to which Company and affiliate assets are accounted for and safeguarded from losses of all kinds; ascertaining the reliability of accounting, financial, and operating data developed within the Company and its affiliates; appraising the quality of performance in carrying out assigned responsibilities. He shall report to the Audit Committee of the Board of Directors, and shall perform such other duties as the Audit Committee may prescribe.